Exhibit R-1



                           PROSPECT STREET(R) FUNDS
                          HIGHLAND MASTER PORTFOLIOS
                                HIGHLAND FUNDS

                                CODE OF ETHICS

A. Legal Requirement.
   ------------------

         Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "1940 Act"), makes it unlawful for any Director or officer of the Funds, or of Highland, as well as certain other persons, in connection with the purchase or sale by such person of a security "held or to be acquired" by the
Fund:

         (1) To employ any device, scheme or artifice to defraud the Fund;
         (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
         (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
         (4) To engage in any manipulative practice with respect to the Fund.

         A security is "held or to be acquired" by the Fund if within the most recent 15 days it (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or Highland for purchase by the Fund. A security "held or to be acquired" by the Fund also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security described in the preceding sentence. A purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

B. Fund Policy.
   ------------

         It is the policy of the Fund that no "access person"(1) of the Fund or of Highland shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.


-----------------
(1) An "access person" is each board member, officer or "advisory person" of the Fund or Highland (hereinafter, "Access Person"). An "advisory person" is any director, officer or employee of the Fund or Highland (or of a company in a control relationship to the Fund or Highland) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to the Fund or Highland who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security by the Fund.


C. Procedures.
   -----------

         1. To provide the Fund with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(b) are being observed:

     (a) Within 10 days of becoming an Access Person, all Access Persons (other than board members who are not "interested persons" (as defined in the 1940 Act) of the Fund) must submit to the Fund's Chief Compliance Officer (the "Chief Compliance Officer") a statement of all securities in which such Access Person has any direct or indirect beneficial ownership.(2) This statement must include (i) the title, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of such Access Person as of the date the person became an Access Person and (iii) the date of submission by the Access Person. This statement also must be submitted by all new Fund employees who are Access Persons upon their employment by the Fund.

     (b) When an account is established by an Access Person (other than board members who are not "interested persons" (as defined in the 1940
          Act) of the Fund) in which any securities were held during a quarter for the direct or indirect benefit of the Access Person such Access Person is required to send written notification (which include email notification) of such fact to the Chief Compliance Officer before engaging in any personal securities transactions through such account, but in any event within 30 days of the end of the calendar quarter in which the account was opened. Such report must include
          (i) the name of the broker, dealer or bank with whom the Access Person established the account, (ii) the date the account was established and (iii) the date the report was submitted by the Access Person. A letter in the form annexed hereto as Appendix A will be sent to the broker-dealer involved, allowing such Access Person to maintain the account and directing that duplicate confirmations of transactions in the account be sent to the Chief Compliance Officer.


------------------

(2) "Beneficial ownership" of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities. Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you can vest or revest title in yourself, now or in the future. Any report by an Access Person required under this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.



     (c) Investment personnel(3) are prohibited from engaging in any personal securities transaction involving "reportable securities" without obtaining prior written approval from the Chief Compliance Officer.

     (d) In connection with any decision by the Chief Compliance Officer to approve transactions by investment personnel acquiring direct or indirect beneficial ownership in any securities in an initial public offering or a limited offering (i.e., an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 thereunder), the Chief Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund. Any investment personnel receiving approval from the Chief Compliance Officer to acquire securities in an initial public offering or a limited offering must disclose that investment when they participate in the Fund's subsequent consideration of an investment in such issuer and any decision by the Fund to invest in such issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

     (e) Each portfolio manager(4) is prohibited from buying or selling a security within at least seven calendar days before and after the Fund trades in that security. The portfolio manager will be required to disgorge to the Fund any profits realized on trades within the proscribed periods.


---------------------

(3) "Investment personnel" is any employee of the Fund or Highland (or of any company in a control relationship to the Fund or Highland) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, and any natural person who controls the Fund or Highland and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(4) "Portfolio manager" is an Access Person entrusted with direct responsibility and authority to make investment decisions affecting the Fund.



     (f) All investment personnel and any other Access Persons who obtain information concerning recommendations made to the Fund with regard to the purchase or sale of a security are prohibited from engaging in any personal securities transaction on a day the Fund has a pending "buy" or "sell" order involving the same security until the Fund's order is executed or withdrawn.

     (g) Each Access Person shall submit reports in the form attached hereto as Exhibit B to the Chief Compliance Officer, showing all transactions in "reportable securities" in which the person has, or by reason of such transaction acquires, any direct or indirect "beneficial ownership." Such reports shall be filed no later than 30 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control or with respect to transactions pursuant to an Automatic Investment Plan.(5) An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer with respect to the Access Person in the time period required above, if all information required to be in the quarterly transaction report is contained in the broker trade confirmations or account statements.

     (h) Each Access Person, other than a board member who is not an "interested person" (as defined in the 1940 Act) of the Fund, shall submit an annual report in the form attached hereto as Exhibit C to the Chief Compliance Officer, showing as of a date no more than 45 days before the report is submitted (1) all holdings in "reportable securities" in which the person had any direct or indirect "beneficial ownership" and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.


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(5)      "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.



     (i) Each board member who is not an "interested person" (as defined in the 1940 Act) of the Fund shall not be required to submit the quarterly report required under subparagraph (g), unless during the quarter said board member engaged in a transaction in a "reportable security" when he or she knew or, in the ordinary course of fulfilling his other official duties as a Fund board member, should have known that during the 15-day period immediately before or after the date of the transaction, the Fund purchased or sold, or considered for purchase or sale, the security.

     (j) All investment personnel are prohibited from receiving a gift or other personal items of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

     (k) Investment personnel must receive authorization from the Chief Compliance Officer prior to serving as a board member of any publicly-traded company. Authorization will be based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. Any investment personnel serving as a board member of a publicly-traded company will be excluded from any investment decisions by the Fund regarding such company.

     (l) All Access Persons are required to certify annually to the Chief Compliance Officer that they have (i) read and understand this Code of Ethics and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code of Ethics and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics. A form of certification is annexed hereto as Appendix D.

         In accordance with Rule 17j-1, "reportable securities" do not include direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments,(6) repurchase agreements and shares of registered open-end investment companies. Further, in light of the investment objectives and policies of the Fund, the Fund's Board does not believe that transactions by its Access Persons in any securities other than the securities which the Fund is permitted to purchase would be prohibited by Rule 17j-1. Accordingly, a "reportable security" does not include securities which the Fund is not permitted to acquire under its investment objective and policies set forth in its then-current prospectus under the Securities Act of 1933. If the investment objective and policies of the Fund change in the future, the Fund's Board will reconsider the scope of this reporting requirement in light of such change and Rule 17j-1.

         2. The Chief Compliance Officer shall notify each Access Person of the Fund who may be required to make reports pursuant to this Code that such person is subject to its reporting requirements and shall deliver a copy of this Code to each such person. Each Access Person must read (and acknowledge that he or she has done so on the form annexed hereto as Appendix E) and must retain this Code.


----------------

(6) "High quality short-term debt instruments" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.



         3. Highland shall adopt, maintain and enforce a separate code of ethics with respect to its personnel who are access persons in compliance with Rule 17j-1, and shall forward to the Chief Compliance Officer copies of the code, all future amendments and modifications thereto, the names of all persons who are now or hereafter required to report their securities transactions pursuant to the code, and a copy of each report submitted by such persons. To the extent any Access Persons of the Fund are subject to the code of ethics adopted pursuant to Rule 17j-1 by Highland, the reporting procedures under this Code of Ethics shall not apply to such Access Persons.

         4. The Chief Compliance Officer shall:

         (a) review all reports required to be made by the Fund's Access Persons pursuant to this Code;

         (b) maintain copies of the code of ethics adopted by Highland pursuant to Rule 17j-1 and the names of the persons who are required to report their securities transactions pursuant to such code;

         (c) receive and review copies of all reports to be made under the code of ethics adopted by Highland in compliance with Rule 17j-1;

         (d) submit to the Fund's Board at its regularly scheduled quarterly meeting a written report listing (i) the names of those persons who were required to submit reports for the prior quarter under this Code or the code of ethics adopted by Highland but failed to and (ii) any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code or the code of ethics adopted by Highland; and

         (e) promptly investigate any securities transaction listed pursuant to subparagraph (d)(ii) above and submit periodic status reports with respect to each such investigation to the Fund's Board.

         5. At least once a year, the Fund and Highland each must provide the Fund's Board with a written report that (i) describes issues that arose during the previous year under its respective code of ethics, including information about material code violations and sanctions imposed in response to these material violations, and (ii) certifies to the Fund's Board that the Fund and Highland, as the case may be, has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics. A copy of each report required by this Section must be preserved with the Fund's records for the period required by Rule 17j-1.

         6. The Fund's Board shall oversee the operation of this Code and review with the Chief Compliance Officer, counsel to the Fund and, if appropriate, representatives of Highland, the reports provided to it pursuant to the immediately preceding paragraph and possible violations of this Code and the code of ethics adopted by Highland in compliance with Rule 17j-1. The Fund's Board shall consider what sanctions, if any, should be imposed.

         7. Before approving material changes to codes of ethics of Highland, the Board shall receive a certification from Highland that it has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics. The Fund's Board, including a majority of those board members who are not "interested persons" (as defined in the 1940 Act) of the Fund, shall approve material changes to Highland's code no later than six months after adoption of such changes.

         8. This Code, a copy of each report by an Access Person, a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Section C.1(d) of the Code, a record of any Code violation and any action taken as a result of the violation must be preserved with the Fund's records for the period required by Rule 17j-1.

As Revised:  March 4, 2005

                                  APPENDIX A
                                  ----------


                                                                          Date


Contact:
Broker/Dealer:
Telephone:
Address:

Re:  ___________________ (Access Person's Name)

Dear ______________:

We have been informed that _____________________, [state title] of ___________________ (the "Fund") who is involved with the Fund's investment activities is maintaining an account with _________________________________.

Account Numbers:



This letter will serve to inform you that we do not object to the maintenance of this account, provided that you promptly send duplicate copies of all confirmations and statements to the undersigned marked "Personal and Confidential."

Sincerely yours,


Michael S. Minces
Chief Compliance Officer
[FUND]

                                  APPENDIX B
                                  ----------

                     QUARTERLY PERSONAL INVESTMENT REPORT
                     ------------------------------------

Date of Report: _________________

To:  Chief Compliance Officer


From: _______________________

Date of Transaction: _____________________________

Name of Security: ________________________________

Interest Rate and Maturity Date (As Applicable): ____________________________

Number of Shares: __________________________________

Principal Amount ($): ______________________________

Price Per Share ($): _______________________________

Purchase: ____________  Sale:__________  Other: ______________

Name of Broker, Dealer or Bank with or through which the Transaction was effected: _______________________


Comments:







Signature:__________________



Approved By: ____________________

                                  APPENDIX C
                                  ----------

                       ANNUAL PERSONAL HOLDINGS REPORT*
                       --------------------------------



Date of Report: ___________________________

To:          Chief Compliance Officer

From:        _____________________________



  Name of Security             Number of Shares          Principal Amount($)
----------------------     ------------------------   -------------------------








Names of Brokers, Dealers or Banks with whom you maintain an Account in which any Securities are held for your direct or indirect benefit:



Signature: ____________________________


Approved By: __________________________





--------------------
* Information must be current as of a date no more than 30 days before this report is submitted.

                                  APPENDIX D
                                  ----------


                      ANNUAL CERTIFICATION OF COMPLIANCE
                            WITH THE CODE OF ETHICS
                            -----------------------


I certify that:

1. I have read and understand the Code and recognize that I am subject to its terms and conditions.

2.   During the past year, I have complied with the Code's procedures.

3. During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code's procedures.



                                                _________________________
                                                Signature


Dated:_______________________                   _______________________
                                                Print Name

                                  APPENDIX E
                                  ----------

                                ACKNOWLEDGMENT
                                --------------


         I certify that I have read and understand the Code of Ethics of [FUND] and recognize that I am subject to its terms and conditions. I have disclosed all reported personal securities transactions required to be disclosed or reported pursuant to the Code's procedures and will continue to do so.


______________________                                ________________________
NAME                                                  DATE